Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tennessee Commerce Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Tennessee Commerce Bancorp, Inc. of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Tennessee Commerce Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Tennessee Commerce Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KraftCPAs PLLC

Nashville, Tennessee

July 20, 2009